SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2007

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954)917-6655
(Registrant's Telephone Number, Including Area Code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry Into A Material Definitive Agreement
2.01 Completion of Acquisition or Disposition of Assets
3.02 Unregistered Sales of Equity Securities

On March 27, 2007 we completed the acquisition of the assets, technology and patents pending of privately owned Auction Video, Inc., a Utah corporation, and Auction Video Japan, Inc., a Tokyo-Japan corporation. The Auction Video, Inc. transaction was structured as a purchase of assets and the assumption of certain identified liabilities by our wholly-owned U.S. subsidiary, AV Acquisition, Inc. The Auction Video Japan, Inc. transaction was structured as our purchase of 100% of the issued and outstanding capital stock of Auction Video Japan, Inc.

The primary assets acquired were the video ingestion and flash transcoder that is already integrated into our Digital Media Services Platform (“DMSP”), related technology and patents pending, customer lists and employment and non-compete agreements.

The acquisitions were made with a combination of approximately 467,000 shares of our restricted common stock issued to the stockholders of Auction Video Japan, Inc.and $500,000 cash paid to certain creditors of Auction Video, Inc., for an aggregate purchase price of approximately $2.0 million. The restricted common shares were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission promulgated thereunder), in reliance on an exemption set forth in Section 4(2) thereof.

The above transactions represent the final closing under agreements we entered into on March 6, 2007 and first reported in a Form 8-K we filed with the SEC on March 12, 2007.

Item 7.01	Regulation FD Disclosure

On March 28, 2007 we issued a press release announcing that we completed the acquisition of the assets, technology and patents pending of Auction Video, Inc. and Auction Video Japan, Inc. A copy of the press release, which is incorporated herein by reference, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press release dated March 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By:	/s/ Robert E. Tomlinson
March 28, 2007	Robert E. Tomlinson, CFO